PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES EXPIRATION OF REGISTERED EXCHANGE OFFER
FOR 7½% Senior Notes due 2020

HUNT VALLEY, MARYLAND – November 22, 2010 – Omega Healthcare Investors, Inc. (NYSE:OHI) announced today that its offer to exchange any and all of its outstanding $200 million of 7½% Senior Notes due 2020 that were issued in a private placement in February 2010, for $200 million of 7½%  Senior Notes due 2020 that have been registered under the Securities Act of 1933, as amended, expired at 5:00 p.m., New York City time, on Monday, November 22, 2010.

Omega has been advised that tenders with respect to all $200 million aggregate principal amount of the private notes were received prior to the expiration of the exchange offer. Omega expects to complete the exchange offer and issue the registered notes in exchange for the private notes on or about November 23, 2010, subject to certain customary conditions.

This press release does not constitute an offer to exchange, purchase or sell or a solicitation of an offer to exchange, purchase or sell, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry.  At September 30, 2010, Omega owned or held mortgages on 395 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 45,914 licensed beds (44,179 available beds) located in 35 states and operated by 49 third-party healthcare operating companies.  In addition, Omega has one closed facility currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) Omega’s ability to maintain its status as a real estate investment trust; and (viii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.